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                     August 4, 2021

       James Keough
       Chief Financial Officer
       Sundial Growers Inc.
       #300, 919 11 Avenue SW
       Calgary, AB, Canada T2R1P3

                                                        Re: Sundial Growers
Inc.
                                                            Form 20-F for the
Year Ended December 31, 2020
                                                            Filed March 18,
2021
                                                            File No. 001-39005

       Dear Mr. Keough:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences